Exhibit 4.2

EXECUTION VERSION

NORTHERN TRUST CORPORATION

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

3.375% Fixed-to-Floating Rate Subordinated Notes due 2032

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 8, 2017

to

Indenture Dated as of May 8, 2017

FIRST SUPPLEMENTAL INDENTURE, dated as of May 8, 2017, (this “Supplemental Indenture”), between NORTHERN TRUST CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association (the “Trustee”).

Recitals of the Company

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture (the “Base Indenture”), dated as of May 8, 2017 (as supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of Securities;

WHEREAS, Section 13.01(p) of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holders of Securities, enter into an indenture supplemental to the Base Indenture to establish the form and terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Base Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of $350,000,000 principal amount of its 3.375% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”); and

WHEREAS, the Company has requested, and hereby requests, that the Trustee execute and deliver this Supplemental Indenture; all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled; and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the issuance of the series of Securities provided for herein, the Company and the Trustee mutually covenant and agree as follows:

ARTICLE 1

RELATION TO THE BASE INDENTURE; DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1    Relation to the Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2    Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section 1.2.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which (i) is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close and (ii) on or after May 8, 2027, is a London Banking Day.

“Calculation Agent” means, with respect to the Notes, The Bank of New York Mellon Trust Company, N.A., or any other firm appointed by the Company, acting as calculation agent in respect of the Notes.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Fixed-Rate Interest Payment Date” has the meaning set forth in Section 2.4(b).

“Floating-Rate Interest Payment Date” has the meaning set forth in Section 2.4(b).

“Floating-Rate Interest Period” means the period beginning on, and including, May 8, 2027 and ending on, but excluding, the first Floating-Rate Interest Payment Date thereafter and each successive period beginning on, and including, a Floating-Rate Interest Payment Date and ending on, but excluding, the next Floating-Rate Interest Payment Date.

“Indenture” has the meaning set forth in the recitals hereto.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Floating-Rate Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

“Notes” has the meaning set forth in the recitals hereto.

“Redemption Date” means May 8, 2027.

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Supplemental Indenture” has the meaning set forth in the introductory paragraph hereof.

“Three-Month LIBOR” means, with respect to any Floating-Rate Interest Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of that Floating-Rate Interest Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. If Three-Month LIBOR does not appear on Reuters Screen LIBOR01, Three-Month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating-Rate Interest Period, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by the Company and identified to the Calculation Agent, at approximately 11:00 A.M., London time, on the LIBOR Determination Date for that Floating-Rate Interest Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR for such Floating-Rate Interest Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%). If fewer than two such quotations are provided as described in the third sentence hereof, Three-Month LIBOR with respect to such Floating-Rate Interest Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Company and identified to the Calculation Agent, at approximately 11:00 A.M., New York City time, on the first day of such Floating-Rate Interest Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating-Rate Interest Period, and in a principal amount of not less than $1,000,000. If fewer than three banks selected by the Company and identified to the Calculation Agent to provide quotations are quoting as described in the preceding sentence, Three-Month LIBOR with respect to such Floating-Rate Interest Period shall be the Three-Month LIBOR in effect for the prior Floating-Rate Interest Period or, in the case of the first Floating-Rate Interest Period, the most recent Three-Month LIBOR that could have been determined had the Floating-Rate Interest been applicable prior to the first Floating-Rate Interest Period. The Calculation Agent’s determination of Three-Month LIBOR and its calculation of the amount of interest for any Floating-Rate Interest Period shall be final and binding in the absence of manifest error.

“Trustee” has the meaning set forth in the introductory paragraph hereof until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

Section 1.3    Rules of Construction. For all purposes of this Supplemental Indenture, except as expressly provided or unless the context otherwise requires:

(a)    capitalized terms used herein without definition shall have the meanings specified in the Base Indenture;

(b)    all references herein to Articles, Sections and Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections and Exhibits of this Supplemental Indenture;

(c)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(d)    in the event of a conflict with the definition of terms in the Base Indenture, the definitions in this Supplemental Indenture shall control.

ARTICLE 2

THE NOTES

Section 2.1    Designation. There is hereby authorized and established a new series of Securities under the Base Indenture designated as the “3.375% Fixed-to-Floating Rate Subordinated Notes due 2032.”

Section 2.2    Maturity. The principal of the Notes will become due and payable on May 8, 2032.

Section 2.3    Principal Amount; Further Issues. The Notes are initially limited in aggregate principal amount to $350,000,000, except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.06, 3.07, 4.06 or 13.05 of the Base Indenture. The Company may, from time to time, without the consent of the Holders of the Notes (or the Securities of any other series), create and issue additional Notes. Any such additional Notes shall have the same ranking, interest rate, maturity date and other terms and conditions as the Notes herein provided for, except for the issue date and the issue price. Any such additional Notes, together with the Notes herein provided for, shall constitute a single series of Securities under the Indenture; provided that if any such additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, such additional Notes shall have a separate CUSIP number. Any such increase in the authorized aggregate principal amount of the Notes shall be evidenced by an Officers’ Certificate without further action by the Company.

Section 2.4    Interest.

(a)    Rate of Interest; Accrual. The Notes shall bear interest on their principal amount: (i) from, and including, May 8, 2017 to, but excluding, May 8, 2027, at the rate of 3.375% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, and (ii) unless the Notes are redeemed on the Redemption Date as provided herein, from, and including, May 8, 2027 to, but excluding, May 8, 2032 at an annual rate equal to Three-Month LIBOR plus 1.131%, computed on the basis of a 360-day year and the actual number of days elapsed. The rate of interest payable during each Floating-Rate Interest Period is subject to the maximum interest rate permitted by the law of the State of New York or other applicable state law, as such law may be modified by United States law of general application. Additionally, the rate of interest payable during any Floating-Rate Interest Period shall in no event be lower than zero.

(b)    Interest Payment Dates. Accrued interest on the Notes shall be payable (i) semi-annually in arrears on May 8 and November 8 of each year, beginning on November 8, 2017 and ending on May 8, 2027 (each such date, a “Fixed-Rate Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding May 1 and November 1 (whether or not a Business Day), as the case may be, and (ii) quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, beginning on August 8, 2027, or if any such day is not a Business Day, the next Business Day, or if the next Business Day is in the immediately succeeding calendar month, the immediately preceding Business Day (each such date, a “Floating-Rate Interest Payment Date”), to the Holders of the Notes at the close of business on the immediately preceding February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be.

Section 2.5    Redemption. The Notes are redeemable at the option of the Company in accordance with the procedures set forth in Article IV of the Base Indenture, in whole but not in part, on the Redemption Date, and only on the Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

Section 2.6    Global Securities. Upon the original issuance, the Notes shall be represented by one or more Global Securities. The Company shall deposit the Global Securities with, or on behalf of, The Depository Trust Company (“DTC”) as Depositary (pursuant to Section 3.01 of the Base Indenture) in New York, New York, and register the Global Securities in the name of Cede & Co., DTC’s nominee. The terms and conditions upon which interests in such Global Securities may be exchanged for Individual Securities, as well as certain restrictions and conditions on transferability of the Notes, are set forth in the Base Indenture.

Section 2.7    Securities Subordinated. The Notes are hereby designated as subordinated Securities and Article XIV of the Base Indenture (as amended by this Supplemental Indenture) shall apply to the Notes. The Notes shall not be superior in right of payment to the Company’s securities issued under the Junior Subordinated Indenture, dated as of January 1, 1997, as amended and supplemented, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago, a national banking association), as trustee.

Section 2.8    Discharge and Covenant Defeasance. The provisions of Article XI of the Base Indenture that specify the conditions upon which the Company may be deemed to have been Discharged from its obligations with respect to the Notes or upon which the Company may be deemed to have effected Covenant Defeasance with respect to the Notes shall apply to the Notes.

Section 2.9    Form of Notes. The Notes shall have such other terms and provisions as are set forth in, and shall be substantially in the form of, Exhibit A hereto. The terms and provisions set forth in Exhibit A hereto are hereby expressly made a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted by the Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under the Indenture, including any Notes issued after the date hereof pursuant to and in accordance with the terms hereof, shall vote and consent together on all matters as one class.

ARTICLE 3

AMENDMENTS TO BASE INDENTURE

Section 3.1    Definitions. Solely for the purpose of the Notes:

(a)    the definition of “Indebtedness” in Section 1.01 of the Base Indenture shall be deleted in its entirety and replaced by the following:

Indebtedness:

The term “Indebtedness” means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services; (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the date of this Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) bank deposits held by such Person; (viii) every obligation of such Person to general creditors; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

(b)    the definition of “Senior Indebtedness” in Section 1.01 of the Base Indenture shall be deleted in its entirety and replaced by the following:

Senior Indebtedness:

The term “Senior Indebtedness” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Indebtedness of the Company, whether incurred on or prior to the date of this Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Securities or to other Indebtedness that is pari passu with, or subordinated to, the Securities, provided, however, that Senior Indebtedness shall not be deemed to include (a) any Indebtedness of the Company that, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company, (b) any Indebtedness of the Company to any of its Subsidiaries, (c) any Indebtedness to any employee of the Company, and (d) any securities issued under the Junior Subordinated Indenture, dated as of January 1, 1997, as amended and supplemented, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago, a national banking association), as trustee.

and

(c)    the following definition of “Bankruptcy Code” shall be added to Section 1.01 of the Base Indenture:

Bankruptcy Code

The term “Bankruptcy Code” means Title 11 of the United States Code or any successor statute thereto, in each case as amended from time to time.

Section 3.2    Subordination.

Solely for the purpose of the Notes, Article XIV of the Base Indenture shall be deleted in its entirety and replaced by the following:

ARTICLE XIV

SUBORDINATION OF SECURITIES

Section 14.01. Securities Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Security of a series designated as subordinated pursuant to Section 3.01, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article, the payment of the principal of (and premium, if any) and interest on each and all of the Securities of such series are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

Section 14.02. No Payment When Senior Indebtedness in Default; Payment Over of Proceeds Upon Dissolution, Etc. If the Company shall default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, upon written notice of such default to the Company by the holders of Senior Indebtedness or any trustee therefor, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the principal of (or premium, if any) or interest on any of the Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Securities.

In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceedings relating to the Company, its creditors or its property, (b) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by the Company for the benefit of creditors or (d) any other marshalling of the assets of the Company (each such event, if any, herein sometimes referred to as a “Proceeding”), all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made to any Holder of any of the Securities on account thereof. Any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Securities of any series shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any Proceeding) shall have been paid in full.

In the event of any Proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of the Securities, together with the holders of any obligations of the Company ranking on a parity with the Securities, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Securities and such other obligations. If, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Trustee or any Holder in contravention of any of the terms hereof and before all Senior Indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full. In the event of the failure of the Trustee or any Holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is hereby irrevocably authorized to endorse or assign the same.

The Trustee and the Holders shall take such action (including, without limitation, the delivery of this Indenture to an agent for the holders of Senior Indebtedness or consent to the filing of a financing statement with respect hereto) as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

The provisions of this Section 14.02 shall not impair any rights, interests, remedies or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Indenture.

The securing of any obligations of the Company, otherwise ranking on a parity with the Securities or ranking junior to the Securities, shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with the Securities or ranking junior to the Securities.

Section 14.03. Payment Permitted If No Default. Nothing contained in this Article or elsewhere in this Indenture or in any of the Securities shall prevent (a) the Company, at any time, except during the pendency of the conditions described in the first paragraph of Section 14.02 or of any Proceeding referred to in Section 14.02, from making payments at any time of principal of (and premium, if any) or interest on the Securities, or (b) the application by the Trustee of any moneys deposited with it hereunder to the payment of or on account of the principal of (and premium, if any) or interest on the Securities or the retention of such payment by the Holders, if, at the time of such application by the Trustee, it did not have knowledge that such payment would have been prohibited by the provisions of this Article.

Section 14.04. Subrogation to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the Holders of the Securities shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article XIV (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as the Securities are subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest on the Securities shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Securities or the Trustee would be entitled except for the provisions of this Article XIV, and no payments over pursuant to the provisions of this Article XIV to the holders of Senior Indebtedness by Holders of the Securities or the Trustee, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Securities, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

Section 14.05. Provisions Solely to Define Relative Rights. The provisions of this Article XIV are and are intended solely for the purpose of defining the relative rights of the Holders of the Securities on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article XIV or elsewhere in this Indenture or in the Securities is intended to or shall (a) impair, as between the Company and the Holders of the Securities, the obligations of the Company, which are absolute and unconditional, to pay to the Holders of the Securities the principal of (and premium, if any) and interest on the Securities as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Securities and creditors of the Company other than their rights in relation to the holders of Senior Indebtedness; or (c) prevent the Trustee or the Holder of any Security from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, including filing and voting claims in any Proceeding, subject to the rights, if any, under this Article of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holder.

Section 14.06. Trustee to Effectuate Subordination. Each Holder of a Security by his or her acceptance thereof authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination provided in this Article XIV and appoints the Trustee his or her attorney-in-fact for any and all such purposes.

Section 14.07. No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

Without in any way limiting the generality of the immediately preceding paragraph, the holders of Senior Indebtedness may, at any time and from to time, without the consent of or notice to the Trustee or the Holders of the Securities of any series, without incurring responsibility to such Holders of the Securities and without impairing or releasing the subordination provided in this Article XIV or the obligations hereunder of such Holders of the Securities to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 14.08. Notice to Trustee. The Company shall give prompt written notice to the Trustee of any fact known to the Company that would prohibit the making of any payment to or by the Trustee in respect of the Securities. Notwithstanding the provisions of this Article XIV or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment to or by the Trustee in respect of the Securities, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Company or a holder of Senior Indebtedness or from any trustee, agent or representative therefor; and before the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section at least two Business Days prior to the date upon which by the terms hereof any monies may become payable for any purpose (including, the payment of the principal of (and premium, if any) or interest on any Security), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

Subject to the provisions of Section 10.02, the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing such Person to be a holder of Senior Indebtedness (or a trustee or attorney-in-fact therefor) to establish that such notice has been given by a holder of Senior Indebtedness (or a trustee or attorney-in-fact therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article, the Trustee may request such Person to furnish evidence to the satisfaction of the Trustee as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 14.09. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article XIV, the Trustee, subject to the provisions of Section 10.02, and the Holders of the Securities shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Securities, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIV.

Section 14.10. Trustee Not Fiduciary for Holders of Senior Indebtedness. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders of Securities or to the Company or to any other Person cash, property or securities to which any holders of Senior Indebtedness shall be entitled by virtue of this Article or otherwise. With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into this Indenture against the Trustee.

Section 14.11. Rights of Trustee as Holder of Senior Indebtedness; Preservation of Trustee’s Rights. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

Section 14.12. Article Applicable to Paying Agents. If at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article XIV shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article XIV in addition to or in place of the Trustee.

Section 3.3    Events of Default.

Solely for the purpose of the Notes, Section 7.01 of the Base Indenture shall be deleted in its entirety and replaced by the following:

Section 7.01 Events of Default. “Event of Default,” wherever used herein with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company bankrupt or insolvent, or approving as properly filed a petition by one or more Persons other than the Company or any Affiliates thereof seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Company, or ordering the liquidation or winding up of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(b) the commencement by the Company of a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of it in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official in respect of it, or the making by it of an assignment for the benefit of creditors.

Section 3.4    Acceleration; Rescission and Annulment.

Solely for the purpose of the Notes, Section 7.02 of the Base Indenture shall be deleted in its entirety and replaced by the following:

Section 7.02 Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount of all of the Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable.

At any time after such a declaration of acceleration with respect to Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of that series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	the Company has paid or deposited with the Trustee a sum sufficient to pay:

a)	all overdue interest on all Securities of that series;

b)	the principal of (and premium, if any, on) any Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates, if any, prescribed therefor in such Securities;

c)	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed therefor in such Securities; and

d)	all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 10.01; and

(2)	all Events of Default with respect to Securities of that series have been cured or waived as provided in Section 7.06.

No such rescission and annulment shall affect any subsequent default or impair any right consequent thereon.

Section 3.5    Other Remedies.

Solely for the purpose of the Notes, Section 7.03 of the Base Indenture shall be deleted in its entirety and replaced by the following:

Section 7.03 Reserved. [Reserved.]

Section 3.6    Certain References.

Solely for the purpose of the Notes, in the third paragraph of Section 10.1(a) of the Base Indenture, the references to “clause (e) or (f) of Section 7.01” shall be deemed to be references to clauses (a) and (b) of Section 7.01 of the Base Indenture as amended by this Supplemental Indenture.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.1    Ratification. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Base Indenture, this Supplemental Indenture forms a part of the Indenture for all purposes and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.2    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile transmission or by transmission as a PDF e-mail attachment shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF e-mail attachment shall be deemed to be their original signatures for all purposes.

Section 4.3    Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 4.4    Trustee. The Trustee makes no representations as to, and shall not be responsible for, the validity, adequacy or sufficiency of this Supplemental Indenture or the Notes. The statements and recitals herein and in the Notes are deemed to be those of the Company and not of the Trustee and the Trustee assumes no responsibility for their correctness. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 4.5    Separability Clause. In case any provision in this Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.6    Effects of Headings and Table of Contents. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.7    Trust Indenture Act. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision in this Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

NORTHERN TRUST CORPORATION, as Issuer

By	/s/ David L. Tentinger
Name:	David L. Tentinger
Title:	Executive Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President

EXHIBIT A

Form of Notes

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY SUCH CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP No. 665859 AS3

ISIN No. US665859AS34

NORTHERN TRUST CORPORATION

3.375% Fixed-to-Floating Rate Subordinated Notes due 2032

No. A-[ ]	$[ ]

Northern Trust Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to                      or registered assigns, the principal sum of [                ] U.S. dollars ($[        ]) on May 8, 2032, or if such day is not a Business Day (as defined below), the following Business Day.

The Company further promises to pay interest on said principal sum from and including May 8, 2017 to, but excluding, May 8, 2027, at the annual rate of 3.375% (computed on the basis of a 360-day year consisting of twelve 30-day months) semi-annually in arrears on May 8 and November 8 of each year (or if any of these days is not a Business Day, on the next Business Day, and no interest will accrue as a result of that postponement), beginning on November 8, 2017 and ending on May 8, 2027 (each, a “Fixed-Rate Interest Payment Date”). From, and including, May 8, 2027 until the principal hereof is paid or made available for payment, the Company promises to pay such interest at an annual rate equal to Three-Month LIBOR (as defined in the Indenture referred to on the reverse hereof) plus 1.131% (computed on the basis of a 360-day year and the actual number of days elapsed) quarterly in arrears on February 8, May 8, August 8 and November 8 of each year, beginning on August 8, 2027, or if any of these days is not a Business Day, on the next Business Day, except that if such Business Day is in the next succeeding calendar month, the immediately preceding Business Day (and no interest will accrue or fail to accrue as a result of that postponement or earlier payment) (each, a “Floating-Rate Interest Payment Date,” and each Floating-Rate Interest Payment Date and each Fixed-Rate Interest Payment Date being hereinafter referred to as an “Interest Payment Date”). The rate of interest payable during each Floating-Rate Interest Period is subject to the maximum interest rate permitted by the law of the State of New York or other applicable state law, as such law may be modified by United States law of general application. Additionally, the rate of interest payable during any Floating-Rate Interest Period shall in no event be lower than zero. A “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which (i) is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close and (ii) on or after May 8, 2027, is a London Banking Day. “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in said Indenture, will be paid to the Person in whose name this Security (or one or more Predecessor Securities) are registered at the close of business on the Record Date for such interest, which shall be May 1 and November 1 (whether or not a Business Day) with respect to Fixed-Rate Interest Payment Dates and February 1, May 1, August 1 and November 1 (whether or not a Business Day) with respect to Floating-Rate Interest Payment Dates, as the case may be, immediately preceding such Interest Payment Date.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Northern Trust Corporation has caused this instrument to be duly executed on the date set forth below.

Dated:

NORTHERN TRUST CORPORATION

By:
Name:	David L. Tentinger
Title:	Executive Vice President and Treasurer

TRUSTEE’S

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:
Authorized Officer

Dated:

REVERSE OF NOTE

NORTHERN TRUST CORPORATION

3.375% Fixed-to-Floating Rate Subordinated Notes due 2032

This Note is one of a duly authorized issue of Securities of the Company of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of May 8, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 8, 2017 (the Base Indenture, as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. This Note is one of a series of Securities of the Company designated as the 3.375% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”), initially limited in aggregate principal amount of $350,000,000, subject to the issuance of additional Notes as provided in the Indenture. Terms used but not defined herein shall have the respective meanings set forth in the Indenture.

The Indenture contains provisions for the discharge of the Company’s obligations with respect to the Notes or the defeasance of certain covenants set forth in the Indenture applicable to the Notes upon compliance by the Company of certain conditions set forth therein, which provisions apply to this Note.

This Note is redeemable at the option of the Company in accordance with the procedures set forth in the Indenture, in whole but not in part, on the Redemption Date, and only on the Redemption Date, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of (and premium, if any) and interest on, this Note as and when the same shall become due and payable as herein provided.

The Notes are issuable in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series of any different authorized denomination or denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Notes of this series are not entitled to the benefit of any sinking fund.

This Note shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.